UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal, Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 20, 2017, Gogo Intermediate Holdings LLC (the “Company”), a direct wholly owned subsidiary of Gogo Inc. (“Gogo”), and Gogo Finance Co. Inc., a direct wholly owned subsidiary of the Company and an indirect wholly owned subsidiary of Gogo (the “Co-Issuer” and, together with the Company, the “Issuers”), issued $100 million aggregate principal amount of additional 12.500% senior secured notes due 2022 (the “Additional Notes”) under an Indenture, dated as of June 14, 2016 (the “Base Indenture”), among the Issuers, Gogo, as guarantor, certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors” and, together with Gogo, the “Guarantors”), and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), as supplemented by the first supplemental indenture, dated as of September 20, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Guarantors and the Trustee. The Issuers’ 12.500% Senior Secured Notes due 2022 were previously issued in an aggregate principal amount of $525 million on June 14, 2016 (the “Initial Notes”) and in an aggregate principal amount of $65 million on January 3, 2017 (the “First Additional Notes” and, together with the Initial Notes, the “Previously Issued Notes” and the Previously Issued Notes, together with the Additional Notes, the “Notes”). The Company intends to use the net proceeds from the issuance of the Additional Notes to accelerate the commercial rollout of Gogo’s next generation global satellite solution, 2Ku, for working capital and other general corporate purposes. The Additional Notes and the Previously Issued Notes have the same terms except with respect to the issue date and issue price and are treated as a single series for all purposes under the Indenture and the security documents, each as amended or supplemented, that govern Notes. For a description of the terms of the Additional Notes, see our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2016. The Base Indenture was filed as an exhibit thereto. For a description of the First Supplemental Indenture, see our Current Report on Form 8-K filed with the SEC on September 20, 2017. The First Supplemental Indenture was filed as an exhibit thereto.

In connection with the issuance of the Additional Notes, the Issuers and the Guarantors entered into a Reaffirmation Agreement, dated September 25, 2017 (the “Reaffirmation Agreement”), reaffirming the parties’ obligations as specified in the Collateral Agreement, dated as of June 14, 2016, among the Issuers and the Guarantors in favor of U.S. Bank National Association, as Trustee under the Indenture, and U.S. Bank National Association, as Collateral Agent, as amended by the Collateral Agreement Amendment, dated as of September 20, 2017, among the Issuers and the Guarantors in favor of U.S. Bank National Association, as Trustee under the Indenture, and U.S. Bank National Association, as Collateral Agent, whereby the Issuers and the Guarantors granted a security interest in substantially all of their assets to secure all obligations of the Issuers and the Guarantors under the Previously Issued Notes, the Indenture and the guarantees, as applicable. In connection with the entry into the Reaffirmation Agreement, the Issuers entered into an Additional Secured Debt Designation Agreement, dated September 25, 2017 (the “Designation”), receipt of which was acknowledged by U.S. Bank National Association, as Collateral Agent. As a result of the Reaffirmation Agreement and the Designation, U.S. Bank National Association, as Trustee under the Indenture, and the holders of the Additional Notes benefit from the pledge of the collateral under the Collateral Agreement, as amended.

Copies of the Reaffirmation Agreement and the Designation are attached as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference. The foregoing descriptions of the Reaffirmation Agreement and the Designation do not purport to be complete and are qualified in their entirety by reference to the full text of such documents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Reaffirmation Agreement, dated as of September 25, 2017, among Gogo Intermediate Holdings LLC, Gogo Finance Co. Inc., Gogo Inc. and the Subsidiary Guarantors party thereto.

10.2	Additional Secured Debt Designation, dated as of September 25, 2017, by and between Gogo Intermediate Holdings LLC and Gogo Finance Co. Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Barry Rowan

Barry Rowan
Executive Vice President and Chief Financial Officer

Date: September 25, 2017